EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of November 4, 1996 (the "Effective Date"), by and between Plantronics, Inc., a Delaware corporation (the "Company"), and Donald S. Houston (the "Employee"), an employee of the Company.

Recitals

    The Employee is currently employed by the Company as Vice President - Sales.

    The Company and the Employee desire to enter into an agreement that clarifies the rights and obligations of the Company and the Employee in the event that the Employee's employment with the Company is terminated under certain circumstances;

NOW, THEREFORE, the parties hereby agree as follows:

  At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

  Severance Benefits.

    Termination Following Change of Control. Subject to subsection 2(c) below, if, within the two (2) year period following a "Change of Control" (as defined in subsection 4(c) below) while the Employee is still an employee of the Company, the Employee's employment with the Company terminates, then the Employee shall be entitled to receive severance benefits as follows:

      Involuntary Termination; Termination for Certain Reasons. If the Employee's employment is terminated by the Company other than for "Cause" (as defined in subsection 4(a) below), or in the event the Employee terminates his employment for "certain reasons" (as defined in subsection 4(b) below), then, in lieu of any severance or severance-type benefits to which the Employee may be entitled under any Company plan, policy, program or arrangement, the Company shall continue to pay the Employee the Employee's then current base salary for a period of up to six months following such termination (the "Salary Continuation Period") as severance benefits. If, at the end of such six-month period, the Employee has not obtained employment with a subsequent employer after a good faith effort, then the Salary Continuation Period shall be extended, on a month by month basis, until (i) six months after the expiration of the initial six-month period, or (ii) the Employee obtains employment with a subsequent employer, whichever occurs first. During the Salary Continuation Period (including any extension thereof, as applicable), the Company will continue to provide whatever medical, disability, life or insurance benefits were in effect at the time of termination. However, after the date of termination, the Employee will not be eligible to continue to participate in any Company-sponsored bonus, profit sharing, deferred compensation or incentive compensation plan, program or arrangement.

      Termination for Cause; Voluntary Termination. If the Company terminates the Employee's employment for Cause, or if the Employee's employment with the Company is terminated by the Employee voluntarily (other than for Certain Reasons), then the Employee shall not be entitled to receive severance or other benefits under this Agreement or otherwise; provided, however, that in the event of a termination for Cause as described in subparagraph 4(a)(iv), then the Employee shall not be entitled to any severance or other benefits under this Agreement, but shall be entitled to receive severance or other benefits as may then be established in connection with a termination other than for cause under the Company's then existing severance and benefits plans and policies at the time of such termination.

      Disability; Death. If the Employee's employment terminates by reason of the Employee's death or disability, then Company shall pay to the Employee or the Employee's beneficiary, if applicable, the Employee's base salary as determined immediately prior to such termination, for a period of twelve (12) months; provided, however, that the Company's obligation under this subparagraph 2(a)(iii) shall be reduced to the extent of life insurance or disability benefits, as applicable, payable for the Employee's benefit under any Company benefit plan or program. If the Employee's employment terminates by reason of the Employee's disability and the Employee is reemployed by the Company, the Company's obligation under this subparagraph 2(a)(iii) shall terminate upon such reemployment.

    For purposes of this subsection 2(a), a termination by the Company of the Employee's employment for any reason shall, except as provided in the next succeeding sentence, be presumed to be a termination by the Company other than for Cause. It is the intention of the parties that unless the Employee's termination is (i) a termination for Cause as described in subparagraph 4(a)(iv), or (ii) the direct result of gross misconduct on the part of the Employee that is demonstrably willful and knowing and significantly and materially injurious to the Company, any such termination of the Employee's employment by the Company will entitle the Employee to the severance benefits provided under subparagraph 2(a)(i) above.

    Termination Apart from a Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the 24-month period following a Change of Control, then the Employee shall not be entitled to any severance or benefits under this Agreement, but may be entitled to receive severance or other benefits under the terms of the Company's then existing severance and benefit plans and policies at the time of such termination.

    Conditions to Severance. Notwithstanding the foregoing subsection 2(a), the Company's obligation to pay the Employee severance benefits shall be expressly conditioned upon the Employee's obligations under Section 3 below. In the event the Employee violates the provisions of Section 3, the Company shall have no obligation to pay the Employee the severance benefits described in subsection 2(a) above.

  Covenant Not to Compete or Solicit.

    Non-Competition. As an express condition precedent to the Employee's right to severance benefits under subsection 2(a) above, the Employee agrees that for a period of two (2) years following the Employee's termination of employment with the Company for any reason, the Employee will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or (to the Employee's knowledge, after due inquiry) intends to engage in a "Restricted Business" (as defined below).

    Ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock presently owned by the Employee, shall not constitute a violation of this provision.

    Non-Solicitation. As an express condition precedent to the Employee's right to severance benefits under subsection 2(a) above, the Employee agrees that for a period of two (2) years following the Employee's termination of employment with the Company for any reason, the Employee shall not solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

    The foregoing shall not prohibit any entity with which the Employee may be affiliated from hiring a former employee of the Company.

    World-wide. The parties acknowledge that the market for the Company's products is world-wide, and that, in this market, products from any nation compete with products from all other nations. Accordingly, the parties agree that the provisions of this Section 3 shall apply to each of the states and counties of the United States, including each county in California, and to each nation worldwide.

    Severability. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county of California, each state of the Union, and each nation. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 3 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

  Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

    "Cause" shall mean the Employee's termination only upon:

      The Employee's willful failure, after receipt of at least one written warning, (A) to comply with the Company's policies and practices applicable to the Company's employees in similar job positions or to the Company's employees generally or (B) to follow the reasonable instructions of the Employee's supervisor;

      The Employee's engaging in willful misconduct which is demonstrably and materially injurious to the Company;

      The Employee's committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company;

      The Employee's failure to perform his assigned duties and responsibilities as determined in good faith by the Employee's supervisor but this subsection shall apply only if, at the time of such termination, Robert S. Cecil is the Chief Executive Officer of the Company; or

      The Employee's breaching in any material respect the terms of this Agreement or the Employee Patent, Secrecy and Invention Agreement between the Employee and the Company.

    The determination of whether the Employee's termination is for Cause shall be in the sole discretion of the Company, whose determination shall be final and binding on the Employee.

    "Certain Reasons" shall mean (i) a reduction by the Company in the Employee's base salary as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; or (iii) the relocation of the Employee to a facility or a location which increases Employee's commute by more than 25 miles, without the Employee's express written consent.

    "Change of Control" shall mean the occurrence of any of the following events:

      Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Citicorp Venture Capital, Ltd., becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; or

      A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

      A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

      Upon the occurrence of any of the following events: (u) the Company commences a voluntary case under Title XI of the United States Code, as amended (the "Bankruptcy Code"); (v) an involuntary case is commenced against the Company under the Bankruptcy Code and relief is ordered against the Company, or the petition is controverted but is not dismissed within sixty (60) days after the commencement of the case; (w) a custodian is appointed for, or takes charge of, all or substantially all of the property of the Company; (x) the Company commences any other judicial, administrative or other governmental proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction (whether now or hereinafter in effect) relating to the Company, or there is commenced by the Company any such proceeding which remains undismissed for a period of sixty (60) days, or the Company is adjudicated insolvent or bankrupt, or the Company fails to controvert in a timely manner any such case of the Bankruptcy Code or any such proceeding, or any order of relief or other order proving any such case or proceeding is entered; (y) the Company by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or the appointment of any custodian or for it in any substantial part of its property or suffers any such appointment to continue undischarged or staid for a period of sixty (60) days; or (z) the Company makes a general assignment for the benefit of its creditors.

    "Restricted Business" shall mean any business that is engaged in or (to the Employee's knowledge, after due inquiry) preparing to engage in the design, manufacture, marketing, sale or distribution of telephone headsets, telephone handsets, or related products, assemblies, subassemblies, components, and the repair or refurbishment of same.

  Employee's Representations. The Employee represents and warrants to the Company that the Employee is familiar with and approves the covenants not to compete and not to solicit set forth in Section 3, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

  Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Employee to the benefits described in subsection 2(a) of this Agreement, subject to the terms and conditions therein.

  Miscellaneous.

    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

      If to the Employee, at the address set forth below the Employee's signature at the end hereof.

      If to the Company:

    Plantronics, Inc.
    P.O. Box 1802 Santa Cruz, CA 95061-1802
    Attn: Legal Department

    or to such other address as any party hereto may designate by notice given as herein provided.

    Integration. Except with respect to the terms of the Employee's offer letter dated October 17, 1996 (the "Offer Letter") and except with respect to Company benefit plans of general application to the Company's employees, this Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral. In the event of a conflict between the provisions of this Agreement and the Offer Letter, this Agreement shall control.

    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements made and performed in California by residents of California.

    Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party.

    Legal Fees and Expenses. In the event that any dispute or controversy arises under or in connection with this Agreement, the prevailing party shall be reimbursed by the other for legal and other expenses reasonably incurred in good faith by the prevailing party, provided that any such reimbursement obligation shall not exceed $25,000.

    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PLANTRONICS, INC.

By: /s/ Robert S. Cecil
 Robert S. Cecil
President and
Chief Executive Officer

EMPLOYEE

/s/ Donald S. Houston
 Donald S. Houston
528 Rimini Road
Del Mar, California 92014